UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2023

PLIANT THERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39303	47-4272481
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

260 Littlefield Avenue,
South San Francisco, CA	94080
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 481-6770

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PLRX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02	Results of Operations and Financial Condition.

On January 23, 2023, Pliant Therapeutics, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) a preliminary prospectus supplement (the “Preliminary Prospectus Supplement”) to its effective shelf registration statement on Form S-3 (File No. 333-257684) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an underwritten public offering of its common stock, par value $0.0001 per share (the “Common Stock”). The Company included the following disclosure under the heading “Prospectus supplement summary—Recent developments—Financial update” in the Preliminary Prospectus Supplement:

“Our financial statements for the quarter and year ended December 31, 2022 will not be available until after this offering is completed and consequently will not be available to you prior to investing in this offering. Based upon preliminary estimates and information available to us as of the date of this prospectus supplement, we expect to report that we had approximately $331.2 million of cash, cash equivalents and short-term investments as of December 31, 2022. We have not yet completed our quarter- and year-end financial close processes for the quarter and year ended December 31, 2022. This estimate of our cash, cash equivalents and short-term investments as of December 31, 2022 is preliminary, has not been audited and is subject to change upon completion of our financial statement closing procedures. Our independent registered public accounting firm has not audited or performed any procedures with respect to this estimate and does not express an opinion or any other form of assurance with respect thereto. Additional information and disclosure would be required for a more complete understanding of our financial position and results of operations as of December 31, 2022.”

The information set forth in Item 2.02 of this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01	Other Events.

On January 24, 2023, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with J.P. Morgan Securities LLC and Piper Sandler & Co., as representatives of the several underwriters named therein (collectively, the “Underwriters”), relating to the public offering, issuance and sale of 8,333,334 shares of Common Stock. The price to the public in the offering is $30.00 per share of Common Stock. Under the terms of the Underwriting Agreement, the Company also granted the Underwriters an option exercisable for 30 days from the date of the Underwriting Agreement to purchase up to an additional 1,250,000 shares of Common Stock at the price to the public of $30.00 per share of Common Stock, less underwriting discounts and commissions. The gross proceeds to the Company from the offering are expected to be approximately $250.0 million, or approximately $287.5 million if the Underwriters exercise in full their option to purchase additional shares, in each case before deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The offering is expected to close on January 27, 2023, subject to customary closing conditions.

The Underwriting Agreement contains customary representations, warranties and covenants by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement.

The offering is being made pursuant to the Company’s effective registration statements on Form S-3 (File Nos. 333-257684 and 333-269397) and an accompanying prospectus previously filed with the SEC and a preliminary and final prospectus supplement thereunder. The Underwriting Agreement is filed as Exhibit 1.1 hereto, and the description of the material terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit. A copy of the opinion of Sidley Austin LLP relating to the legality of the issuance and sale of the securities in the offering is attached as Exhibit 5.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of January 24, 2023, by and among Pliant Therapeutics, Inc. and J.P. Morgan Securities LLC and Piper Sandler & Co., as representatives of the several underwriters named therein.

5.1	Opinion of Sidley Austin LLP.

23.1	Consent of Sidley Austin LLP (Contained in Exhibit 5.1).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLIANT THERAPEUTICS, INC.

Date: January 25, 2023	By:	/s/ Keith Cummings
Keith Cummings, M.D., MBA Chief Financial Officer